Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333 167569, No. 333 167574, No. 333-172598 and No. 333 194139) on Form S-8 and the registration statement (No. 333-203919) on Form S-3 ASR of Spectrum Brands Holdings, Inc. of our report dated November 16, 2017, except for the effects of changes in discontinued operations, as discussed in Notes 1, 3, 13, and 14, and subsequent events, as discussed in Note 23, as to which the date is March 30, 2018, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2017, which appears in this Current Report on Form 8-K of Spectrum Brands Holdings, Inc.

/s/KPMG LLP

Milwaukee, Wisconsin

March 30, 2018